                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                          (In thousands except per share data)
                                                             Quarter Ended   Quarter Ended
                                                                April 3         April 4
                                                                  1994            1993
                                                                -------         -------
Weighted average number
  of common shares outstanding.............................      100,942          98,936
  Add net shares issuable pursuant
   to employee stock option plans
   less shares assumed repurchased
   at the average market price.............................        3,599           3,329
                                                                --------        --------
Number of shares for computation of
   primary earnings per share..............................      104,541         102,265
    Add net additional shares issuable
     pursuant to employee stock option plans at
     period-end market price...............................                           83
                                                                --------        --------
   Number of shares for computation
     of fully diluted earnings per share...................      104,541         102,348
   Add additional shares issuable
     assuming conversion of
     subordinated debentures...............................        8,130  (a)      9,854  (a)
                                                                --------        --------
Number of shares for computation of
  fully diluted earnings per share (a).....................      112,671         112,202
                                                                ========        ========

Net income.................................................     $ 12,486        $  9,839
  Less requirements of preferred stock of
   subsidiary..............................................          -                15
                                                                --------        --------
Net income for computation of primary
  earnings per share.......................................       12,486           9,824
  Add savings on assumed dilutive conversion
   of subordinated debentures net of tax...................        1,136           1,465
                                                                --------        --------
Net income for computation of fully diluted
  earnings per share.......................................     $ 13,622        $ 11,289
                                                                ========        ========
Net income per share:
  Assuming primary dilution................................         $.12            $.10
                                                                    ====            ====

  Assuming full dilution...................................         $.12            $.10
                                                                    ====            ====
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(a) This calculation is submitted in accordance with Regulation S-K item
    601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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